EXECUTION VERSION
Exhibit 10.1
COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) dated as of April 9, 2021 is by and between Scopia Capital Management LP (“Scopia”) and Harmonic Inc. (the “Company”). The Company and Scopia are each referred to herein as a “Party” and, collectively, as the “Parties.”
WHEREAS, the Company and Scopia have engaged in discussions concerning the Company’s business;
WHEREAS, Scopia beneficially owns 9,692,935 shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), which represents approximately 9.6% of the issued and outstanding shares of Common Stock; and
WHEREAS, the Company and Scopia have determined to come to an agreement regarding the appointment of certain individuals to the board of directors of the Company (the “Board”) and certain other matters as set forth herein.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.    Nomination of New Directors.
(a)    The Company agrees that, in accordance with the Company’s certificate of incorporation and bylaws and Delaware law and subject to Section 1(c), Scopia will have the right (and the Board and each committee and subcommittee shall take all necessary actions as set forth in this Section 1(a)), at any time prior to the day (such day, the “2022 Deadline”) that is the earlier of (x) 15 business days prior to the deadline for the submission of stockholder nominations of directors pursuant to the bylaws of the Company for the Company’s 2022 annual meeting of stockholders and (y) the day that is 75 days prior to the first anniversary of the 2021 annual meeting of stockholders (such meeting, the “2021 Annual Meeting”), to request in writing that the Board and each appropriate committee and subcommittee of the Board take all necessary actions to appoint (i) Jerome Lande (or, solely in the event that Jerome Lande is no longer an employee of Scopia, such other member of senior management of Scopia designated by Scopia) to serve as a director on the Board (the “Scopia Director”) (it being understood that the Scopia Director’s appointment will be contingent only on the satisfactory completion (in the Board’s reasonable and good faith determination) of a customary background check and D&O questionnaire (the “Scopia Director Criteria”), with such appointment to occur, subject to the terms of this Agreement, within five business days following such satisfactory completion); and (ii) one additional “independent” individual designated by Scopia who satisfies the Director Criteria set forth in Section 1(c) to serve as a director on the Board (the “New Independent Director”, and together with the Scopia Director, the “New Directors”). Notwithstanding the prior sentence, if any individual is designated as a New Director within ten business days prior to the Company’s filing of its proxy statement for the 2021 Annual Meeting or following such filing but before the 2021 Annual Meeting, then the effective time for the appointment of such individual shall be not more than five business days following the 2021 Annual Meeting. For the avoidance of doubt, subject to the terms and conditions of this Agreement, Scopia may, at any time prior to the 2022 Deadline, exercise its right to designate one or both of the New Directors pursuant to this Section 1(a). Notwithstanding anything to the contrary in this Agreement, Scopia’s right to designate the New Directors (and any replacement thereof pursuant to Section 1(e)), and the Company’s obligations pursuant to Section 1(b), will end (and will not be reinstated) if at any time Scopia no longer beneficially owns shares of Common Stock (which shares are determined to be Net Long Shares (as defined below)) equal to, in the aggregate, at least 5% of the then-outstanding Common Stock. For the avoidance of doubt, the appointment of any individual designated to be the Scopia Director (or a replacement thereof) shall only be subject to such individual’s satisfaction of the Scopia Director Criteria and the delivery of the information and documentation described in Section 1(d).
(b)    In the event that Scopia designates any New Director in accordance with Section 1(a) at any time before ten business days prior to the filing of the Company’s proxy statement for the 2021 Annual Meeting, then the Board will offer to include such New Director as a nominee for election to the Board on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2021 Annual Meeting. In such event, the Company will (x) recommend that the Company’s stockholders vote in favor of the election of such New Director, and (y) otherwise support such New Director in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees.

(c)    The New Independent Director must (i) meet the Company’s governance policies and guidelines with respect to director nominations in effect as of the date hereof and listed on Schedule 1, as reasonably determined in good faith by the Company’s Corporate Governance & Nominating Committee (the “Nominating Committee”); (ii) qualify as “independent” pursuant to Nasdaq Stock Market listing standards (or applicable requirements of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading); and (iii) not be an employee or partner of Scopia (clauses (i), (ii) and (iii), the “Director Criteria”). The Nominating Committee shall make its determination and recommendation regarding whether a person designated by Scopia to be the Scopia Director or the New Independent Director meets the Scopia Director Criteria or the Director Criteria, as applicable, as promptly as practicable but in any event within five business days after such person has submitted to the Company the documentation required by Section 1(d). In the event that the Nominating Committee (acting reasonably and in good faith) does not accept a person designated by Scopia as the Scopia Director or the New Independent Director, as applicable, as a result of such person not meeting, as applicable, the Scopia Director Criteria or the Director Criteria (and after the Nominating Committee and Scopia have cooperated, in good faith, to resolve any concerns that the Nominating Committee has with respect to such person’s satisfaction of the Scopia Director Criteria or the Director Criteria, as applicable), then Scopia shall have the right to recommend additional person(s) meeting the Scopia Director Criteria or the Director Criteria, as applicable, whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described above. For the avoidance of doubt, the Company will be entitled to recommend individuals to Scopia for consideration by Scopia to be the New Independent Director. Subject to the terms of this Agreement, within five business days following the recommendation of the Scopia Director nominee or the New Independent Director nominee by the Nominating Committee, the Board shall vote on the appointment of such nominee to the Board as the Scopia Director or the New Independent Director, as applicable; provided, however, that if the Board does not appoint such nominee to the Board as the Scopia Director or the New Independent Director as a result of such person not meeting the Scopia Director Criteria or the Director Criteria, as applicable, then the Parties shall continue to follow the procedures of this Section 1(c) until a Scopia Director or a New Independent Director is appointed to the Board.
(d)    Notwithstanding anything to the contrary in this Agreement, Scopia shall (x) cause the Scopia Director, and shall use its reasonable best efforts to cause the New Independent Director, to, as promptly as practicable upon request of the Company, provide the Company with (i) executed consents from any New Director to serve as a director if appointed pursuant to the terms hereof; (ii) any information required to be or reasonably and customarily disclosed for all applicable directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards; (iii) completed copies of the Company’s standard D&O questionnaire in the form provided by the Company; and (iv) written acknowledgments by such New Director that such New Director agrees to comply with all lawful agreements, policies, codes, rules, standards and guidelines applicable to non-employee Board members in effect from time to time, subject to the terms and conditions of this Agreement (the “Policies”) (it being understood that the New Directors will be obligated to comply with the Policies even if such written acknowledgement is not provided). The Company acknowledges and agrees that, solely for the purposes of determining compliance with the Company’s director stock ownership policy set forth in the Company’s Corporate Governance Guidelines, as amended and restated as of February 5, 2019 (and as may be further amended and restated from time to time), any shares of Common Stock beneficially owned by Scopia shall be counted toward the calculation of the Scopia Director’s ownership of the Common Stock.
(e)    Prior to the expiration of the Standstill Period, Scopia shall be entitled to designate a replacement Scopia Director if, following the initial appointment of a Scopia Director to the Board pursuant to Section 1(a), such Scopia Director (or any replacement thereof) is no longer serving as a director for any reason other than as a consequence of such Scopia Director (subject to Section 1(b)) not being included on the slate of nominees recommended by the Board after the 2021 Annual Meeting; provided, however, that a replacement for the Scopia Director must be a member of senior management of Scopia. Prior to the expiration of the Standstill Period, Scopia shall be entitled to designate a replacement New Independent Director if, following the initial appointment of a New Independent Director to the Board pursuant to Section 1(a), such New Independent Director (or any replacement thereof) is no longer serving as a director for any reason. Each replacement New Director will be chosen in accordance with, and must meet the requirements and criteria of, the applicable terms and procedures of Section 1(a) and Section 1(c). The Company, the Board and the Nominating Committee shall take all necessary actions so that such replacement New Director, subject to the terms and conditions of the prior sentence, shall be promptly appointed to fill the remaining term of the New Director being replaced. Upon appointment to the Board, such replacement New Director shall be the “Scopia Director” or the “New Independent Director,” as applicable, under this Agreement.
(f)    Notwithstanding anything to the contrary in this Agreement, Scopia will cause the Scopia Director to promptly offer to resign from the Board if Scopia no longer beneficially owns shares of Common Stock (which shares are determined to be Net Long Shares) equal to, in the aggregate, at least 5% of the then-outstanding Common Stock. The Parties acknowledge that it will be in the Board’s sole discretion whether to accept or reject any offer to resign contemplated by this Section 1(f).

(g)    The Company agrees that in accordance with the Company’s certificate of incorporation and bylaws and Delaware law, the Board (and each applicable committee and subcommittee of the Board) shall take all necessary actions to:
(i)    immediately prior to the appointment of any New Director to the Board, increase the size of the Board by one seat if necessary;
(ii)    during the Standstill Period, not increase the size of the Board if doing so would result in the Board having a number of members in excess of twelve (12) directors following the appointment of both New Directors to the Board, other than with Scopia’s prior written consent; and
(iii)    subject to the fiduciary duties of the Board under applicable law, call its 2021 Annual Meeting of Stockholders for no later than June 30, 2021.
(h)    For so long as the Scopia Director is on the Board, Scopia agrees that it will not, and will cause the other Scopia Affiliates not to, trade in any Securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities of the Company (“Securities of the Company”) except during open “windows” during which the Scopia Director is allowed to trade in Securities of the Company. The Company agrees that Scopia and the Scopia Affiliates (other than the Scopia Director, solely in his or her individual capacity as a director and subject to the terms and conditions of this Agreement) is not subject to any of the Policies, including, without limitation, any Policies related to trading in Securities of the Company.
(i)    The Company hereby acknowledges that the New Directors may have certain rights to other indemnification, advancement of expenses and/or insurance from sources outside of the Company and its insurers (collectively, the “Other Indemnitors”). The Company hereby agrees (A) that, solely with respect to actions of a New Director in his or her capacity as a member of the Board (or in such other capacity pursuant to which such New Director is entitled to indemnification under the Company’s certificate of incorporation, bylaws or any other written agreement between the Company and an Indemnitee (collectively, and as each may be amended or supplemented from time to time, the “Indemnification Agreements”)), it is the indemnitor of first resort (i.e., its obligations to the New Directors (the “Indemnitees” and each, an “Indemnitee”) are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (B) solely to the extent (1) legally permitted, and (2) required by the terms of the Indemnification Agreements, that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement), and (C) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company. The Company and each Indemnitee agree that the Other Indemnitors are express third party beneficiaries of the terms of this Section 1(i).
(j)    If so requested by the Scopia Director (including, for the avoidance of doubt, any replacement Scopia Director), the Board shall appoint the Scopia Director then serving on the Board to any two committees of the Board of the Scopia Director’s choice, subject in each case to the Scopia Director (in the Board’s reasonable and good faith determination) satisfying the qualification requirements set forth in the applicable committee charter, and stock exchange and SEC rules regarding committee membership of such committee. The Board and any committees or subcommittees of the Board will not remove the Scopia Director from a committee of the Board, except as required by law, with Scopia’s prior written consent or if the Scopia Director is no longer serving on the Board or reasonably requests to change the Scopia Director’s selected committee(s) to another committee or committees, as the case may be. Promptly following the New Independent Director’s appointment to the Board, the Board will take all action necessary to appoint the New Independent Director to serve on one or more of the Compensation Committee, the Audit Committee or the Nominating Committee, with the committee selected in the Board’s sole discretion. Thereafter, during the Standstill Period, the Board will cause to be offered to the New Independent Director (or any replacement thereof) the opportunity to serve on at least one of the Compensation Committee, the Audit Committee or the Nominating Committee.

(k)    During the Standstill Period, the Board or any applicable committee or subcommittee of the Board shall not implement any policy restricting the ability of any member of the Board to attend meetings of the Board or meetings of its committees or subcommittees, except to the extent (i) required by law, or (ii) advised by legal counsel to avoid any potential conflict of interest or that is otherwise inconsistent with the Board’s fiduciary duties. Scopia understands and agrees that the Board or any of its committees, in the exercise of its fiduciary duties, may require that the Scopia Director be recused from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating or taking action with respect (x) to the exercise of any of Company’s rights or enforcement of any of the obligations under this Agreement; (y) any action taken in response to actions taken or proposed by Scopia with respect to Company; or (z) any proposed transaction between the Company and Scopia.
(l)    During the Standstill Period, the Board will not create any “executive committee” of the Board, or delegate to any existing or new committee of the Board responsibilities substantially similar to those of an executive committee. Prior to the date hereof, the Company has not taken any actions that would be deemed violations of this Section 1(l) if taken during the Standstill Period that have not been previously disclosed to Scopia.
2.    Standstill.
(a)    Scopia agrees that, during the Standstill Period (unless specifically requested or consented to in writing by the Company or as expressly permitted by this Agreement), it shall not, and shall cause each other Scopia Affiliate not to, directly or indirectly, in any manner, alone or in concert with others:
(i)    make, encourage, engage in or in any way knowingly participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) or consents to vote, or advise, knowingly encourage or instruct any person other than any Scopia Affiliate with respect to the voting of, any Securities of the Company for the election of individuals to the Board or to approve any stockholder proposals in opposition to the recommendation or proposal of the Board, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act, including any solicitations of the type contemplated by Rule 14a-2(b) of the Exchange Act) or in opposition to any recommendation or proposal of the Board, other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting or voting its shares at any such meeting of the Company’s stockholders in its sole discretion (subject to compliance with this Agreement), or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);
(ii)    with respect to the Company, (A) communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act; (B) participate in, or take any action pursuant to, or encourage any person to take any action pursuant to, any type of “proxy access”; or (C) conduct any nonbinding referendum or hold a “stockholder forum”;
(iii)    form, join (whether or not in writing), knowingly encourage, advise, influence or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons (excluding, for the avoidance of doubt, any group composed solely of Scopia and other Scopia Affiliates or the group previously disclosed in the Schedule 13D originally filed with the SEC on March 8, 2021 (as amended through the date hereof, the “Scopia 13D”)) with respect to any Securities of the Company, or otherwise in any manner agree, attempt, seek or propose to deposit any Securities of the Company in any voting trust or similar arrangement, or subject any Securities of the Company to any arrangement or agreement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote) that would divest Scopia or any other Scopia Affiliate of the ability to vote or cause to be voted any Securities of the Company owned as of the date of this Agreement or subsequently acquired in accordance with this Agreement;
(iv)    other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any Securities of the Company or any rights decoupled from the underlying Securities of the Company held by Scopia or any other Scopia Affiliate to any person not a party to this Agreement (a “Third Party”) that, to Scopia’s or the Scopia Affiliate’s actual knowledge (it being understood that such actual knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or that would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(v)    (A) effect or seek to effect, offer or propose to effect, cause or participate in, or provide any information to any other person with respect to, any tender or exchange offer, merger, amalgamation, consolidation, acquisition, scheme of arrangement, plan of arrangement or other business combination, recapitalization, reorganization, sale or acquisition of material assets, dissolution, liquidation or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities, or a material amount of any of their respective assets or businesses (each, an “Extraordinary Transaction”), or encourage, initiate or support any other Third Party in any such activity; (B) solicit any Third Party to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, or encourage, initiate or support any Third Party in making such an offer or proposal; (C) participate in any way in, either alone or in concert with others, any Extraordinary Transaction (other than in a manner consistent with all other stockholders); or (D) publicly comment on any proposal regarding any Extraordinary Transaction (it being understood that this clause (v) will not restrict Scopia from tendering shares, receiving payment for shares or otherwise participating in any such Extraordinary Transaction on the same economic basis as other stockholders of Company);
(vi)    engage in any short sale or similar transaction or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction with respect to any security (other than a broad based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of any Securities of the Company;
(vii)    (A) call or request the calling of any meeting of stockholders, (B) seek representation on, or nominate any candidate to, the Board, (C) seek the removal of any member of the Board, (D) solicit consents from stockholders or otherwise participate in, act or seek to act by written consent, (E) conduct a referendum of stockholders or initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign, (F) present at any annual meeting or any special meeting of the Company’s stockholders, or (G) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise;
(viii)    take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing the Board or management, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (B) controlling, changing or influencing the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of the Company; (C) controlling, changing or influencing the Company’s management, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or the bylaws; (E) causing any Securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any national securities exchange; or (F) causing any Securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(ix)    other than through non-public communications with the Company that would not reasonably be expected to trigger public disclosure obligations for any Party, make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company or its management, policies, affairs or assets, any Securities of the Company or this Agreement that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or that would require, the waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that could require Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;
(x)    make or cause to be made, or knowingly encourage any person to make, any statement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of the Company or any of its Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors, employees, stockholders, agents, attorneys, advisors or representatives, or any of its or their respective businesses, products or services, it being understood that this clause (x) will not restrict the ability of Scopia to (A) comply with any law, regulation, subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over Scopia; (B) enforce Scopia’s rights pursuant to this Agreement; or (C) correct any public statement made by the Company in violation of Section 7(b);
(xi)    compensate or enter into any agreement, arrangement or understanding, whether written or oral, to compensate any person other than an employee of Scopia or any other Scopia Affiliate for his or her service as a director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or the Securities of the Company;
(xii)    other than with any other Scopia Affiliates, enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or advise, finance, assist or knowingly encourage, any Third Party to take any action that Scopia or any other Scopia Affiliate is prohibited from taking pursuant to this Agreement;

(xiii)    acquire, offer, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person or entity, by joining a partnership, limited partnership, syndicate or other group (including a “group” as defined pursuant to Section 13(d) of the Exchange Act), through swap or hedging transactions, or otherwise, or direct any Third Party in the acquisition of, any Securities of the Company or any rights decoupled from the underlying Securities of the Company that would result in the Scopia Affiliates in the aggregate owning, controlling or otherwise having any beneficial or other ownership interest of more than 12.9% of the then-outstanding Common Stock (including, for purpose of this calculation, all Securities of the Company that the Scopia Affiliates have the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional and including economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument primarily related to the price of the Securities of the Company);
(xiv)    institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company, its Affiliates or subsidiaries or any of their respective current or former directors or officers (including derivative actions), except that the foregoing will not prevent Scopia from (A) bringing litigation to enforce the provisions of this Agreement instituted in accordance with this Agreement; (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, Company or its Affiliates against Scopia or any other Scopia Affiliate; (C) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; (D) exercising statutory appraisal rights; or (E) responding to or complying with a validly issued legal process;
(xv)    request, directly or indirectly, any amendment or waiver of the foregoing (provided, that Scopia may make confidential requests to the Board to amend, modify or waive any provision of Agreement, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by Scopia or any other Scopia Affiliate and is made by Scopia in a manner that is not reasonably expected to require the public disclosure thereof by the Company, Scopia or any other Scopia Affiliate); or
(xvi)    except as contemplated in Section 6, make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal inconsistent with the foregoing.
(b)    Notwithstanding anything to the contrary, nothing in this Agreement shall restrict a New Director from taking any action, in his or her capacity as a director of the Company, including, without limitation, (i) voting for or against any matter or making any statement at any meeting of the Board or of any committee thereof, or (ii) making any private statement to the Chief Executive Officer or any other director of the Company in his or her capacity as a director, and the taking of any action by such individuals shall not be breach of this Agreement.
(c)    For purposes of this Agreement:
(i)    the terms “Affiliate” and “Associate” shall have the meaning given to such terms in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in each case, will include persons who become Affiliates or Associates of any person after the date of this Agreement;
(ii)    the terms “beneficially own,” “beneficially owned” and “beneficial ownership” have the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act;
(iii)    the term “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed;
(iv)    the term “Net Long Shares” is limited to the number of shares of Common Stock that are beneficially owned by any person that constitute such person’s net long position as defined in Rule 14e-4 promulgated under the Exchange Act (except that for purposes of such definition, the date that the tender offer is first announced will instead refer to the date for determining or documenting such person’s Net Long Shares and the reference to the highest tender price will refer to the market price on such date) and, to the extent not covered by such definition, reduced by any shares as to which such person does not have the right to vote or direct the vote as of the date for determining or documenting or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares;
(v)    the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(vi)    the term “Scopia Affiliate” shall mean Scopia, its Affiliates and Associates, and its and their respective principals, directors, general partners, officers and employees, and its and their respective agents and representatives acting on Scopia’s, its Affiliates’ or Associates’ behalf and at their direction (for the avoidance of doubt, Scopia Management, Inc., Matthew Sirovich, Jeremy Mindich and Jerome Lande will be considered to be Scopia Affiliates);
(vii)    the term “SEC” shall mean the U.S. Securities and Exchange Commission; and
(viii)    the term “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the later of (A) the first day that the Scopia Director is no longer serving as a director of the Company and Scopia has provided written notice that it will not designate a replacement for such vacancy (if permitted to so replace pursuant to Section 1(e)) and (B) the 2022 Deadline.
3.    Voting Agreement. During the Standstill Period, Scopia shall cause all Securities of the Company beneficially owned, directly or indirectly, by it or by any other Scopia Affiliate to be present for quorum purposes and to be voted at any annual or special meeting of stockholders (and at any adjournments or postponements thereof), and further agrees that at such meetings or actions by written consent it and they shall vote or consent such Securities of the Company in accordance with the recommendation of the Board. Notwithstanding the foregoing, (a) if Institutional Shareholder Services Inc. (“ISS”) or Glass, Lewis & Co., LLC (“Glass Lewis”) recommends a vote inconsistent with the recommendation of the Board at any annual or special meeting of Company’s stockholders with respect to the Company’s “say-on-pay” proposal, then the Scopia Affiliates will be permitted to vote in accordance with the recommendation of ISS or Glass Lewis; and (b) the Scopia Affiliates will be permitted to vote in their sole discretion on any proposals related to any Extraordinary Transaction or an Opposition Matter. An “Opposition Matter” shall mean any action in each case as approved by the Board but voted against by the Scopia Director, other than with respect to (i) the election of any director or the removal of any director (other than the New Directors), (ii) the appointment of the Company’s auditors, (iii) the approval of any employee incentive plan and (iv) the Company’s “say-on-pay” proposal (but subject to the foregoing clause (A)).
4.    Representations of the Company. The Company represents and warrants to Scopia as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound (including any employment or benefit agreement or arrangement with any employee, officer or director, and any indebtedness for borrowed money). The Company has not taken any actions with respect to any matters related to this Agreement that require disclosure on a Form 8-K prior to the date of this Agreement that have not previously been disclosed.

5.    Representations of Scopia. Scopia represents and warrants to the Company as follows: (a) Scopia is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by Scopia, constitutes a valid and binding obligation and agreement of Scopia and is enforceable against Scopia in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by Scopia does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Scopia, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which Scopia is a party or by which it is bound (including any employment or benefit agreement or arrangement with any employee, officer or director, and any indebtedness for borrowed money); (d) as of the date of this Agreement, no Scopia Affiliate has, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate any person other than an employee of Scopia or any other Scopia Affiliate for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Securities of the Company; and (e) as of the date of this Agreement, Scopia, together with the other Scopia Affiliates, beneficially owns, directly or indirectly, an aggregate of 9,692,935 shares of Common Stock and has voting authority over such shares, and such shares of Common Stock constitute all of the Common Stock beneficially owned by Scopia and the other Scopia Affiliates or in which Scopia or the other Scopia Affiliates have any interest or right to acquire or vote, whether through derivative securities, voting agreements or otherwise.
6.    Public Announcement.
(a)    At the time agreed by the Parties following the execution of this Agreement, the Company and Scopia shall announce this Agreement by means of a joint press release in the form attached hereto as Exhibit A (the “Press Release”). Subject to applicable law and regulation, during the Standstill Period, none of the Company, Scopia or the other Scopia Affiliates will make any public statements with respect to the matters covered by this Agreement (including in the Scopia 13D or 13D Amendment or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Press Release.
(b)    The Company shall promptly prepare and file a Form 8-K (the “Form 8-K”) reporting entry into this Agreement and appending or incorporating by reference this Agreement and the Press Release as exhibits thereto; provided, however, the Company will, prior to its filing, provide Scopia with a reasonable opportunity to review and comment on the Form 8-K, and the Company will consider any comments from Scopia in good faith.
(c)    Scopia shall promptly prepare and file an amendment (the “13D Amendment”) to the Scopia 13D reporting the entry into this Agreement and amending the applicable items to conform to the obligations hereunder; provided, however, that Scopia will, prior to its filing, provide the Company with a reasonable opportunity to review and comment on the 13D Amendment, and Scopia will consider any comments from the Company in good faith.
(d)    During the Standstill Period, no Party shall issue a press release or other public announcement in connection with this Agreement or the actions contemplated hereby other than the Press Release, Form 8-K and the 13D Amendment without providing the other Party with a reasonable opportunity to review and comment on such documents, and each party will consider any comments from the other Party in good faith.
7.    Other Agreements.
(a)    Scopia will cause the other Scopia Affiliates to comply with the terms of this Agreement and will be responsible for any breach of the terms of this Agreement by any Scopia Affiliate (even if such Scopia Affiliate is not a party to this Agreement).

(b)    During the Standstill Period, the Company will not, and will direct its directors, officers and employees not to, and will not encourage any person to, make or cause to be made any statement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of Scopia or any of its Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors, employees, stockholders, agents, attorneys, advisors or representatives. This Section 7(b) will not restrict the ability of the Company to (i) comply with any law, regulation, subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Company; (ii) enforce the Company’s rights pursuant to this Agreement; or (iii) correct any public statement made by or on behalf of Scopia or any other Scopia Affiliate in violation of Section 2(a)(x).
(c)    Scopia hereby acknowledges that it is aware that the United States securities laws may prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
(d)    Confidentiality.
(i)    Scopia agrees to hold all Confidential Information in confidence and will not disclose or divulge any Confidential Information to any person other than as provided below or with the Company’s prior written consent. Scopia will not use, and will cause the Scopia Representatives not to use, any Confidential Information for any purpose other than advising Scopia on its investment in the Company or advising Scopia as to its rights and obligations under this Agreement. For purposes of this Agreement, the term “Confidential Information” shall mean any and all information provided by the Scopia Director to Scopia concerning or relating to the Company or any of its subsidiaries or Affiliates that is furnished (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) to such Scopia Director by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (“Company Representatives”), together with all notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part. The term “Confidential Information” shall not include such information that (A) was provided to or made available to Scopia, the Scopia Director, any Scopia Representative (acting on behalf of Scopia) or a Scopia Affiliate on a non-confidential basis prior to it being furnished to the Scopia Director by or on behalf of the Company or any Company Representative from a source not known, after reasonable inquiry, to bound by an agreement or obligation of confidentiality with respect to such information, (B) is or becomes generally available to the public other than as a result of a disclosure by the Scopia Director, Scopia, any of their respective Affiliates or any Scopia Representative in violation of this Agreement, or (C) has been or is independently developed by the Scopia Director, Scopia, any of their respective Affiliates or any Scopia Representative without the use of or reference to any Confidential Information. Notwithstanding the foregoing, the Scopia Director may provide Confidential Information to any Scopia officer, member, partner, employee or counsel (each, a “Scopia Representative”) for the purpose of advising Scopia on its investment in the Company or advising Scopia as to its rights and obligations under this Agreement, and may discuss such Confidential Information with such persons for such purposes, provided that any such Scopia Representative provided with any such information shall be directed to comply with the terms of this Section 7(e) and, in any event, Scopia shall be responsible for any non-compliance with this Section 7(e) by any Scopia Representative who is provided with such information. Scopia shall take all reasonable measures to restrain each Scopia Representative from prohibited or unauthorized disclosure or use of the Confidential Information. In furtherance, and not in limitation, of the foregoing, Scopia shall, and shall instruct each Scopia Representative to, use all reasonable and prudent efforts to protect and safeguard the Confidential Information from disclosure to at least the same extent such person does so with respect to Scopia’s confidential information and be directed to comply with the terms of this Section 7(e). It is understood and agreed that the Scopia Director shall not disclose to Scopia or any Scopia Representative any Legal Advice (as defined below) that may be included in the Confidential Information with respect to which such disclosure may constitute waiver of the Company’s attorney-client privilege or attorney work-product privilege; provided that any such privileged communications or Legal Advice are plainly identified as such (or would reasonably be considered as such) when disclosed to the Scopia Director. “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by legal counsel and shall not include factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work-product privilege.

(ii)    In the event that Scopia, the Scopia Director or any Scopia Representative becomes legally compelled (including any request or demand of or by a regulatory authority having jurisdiction over Scopia, the Scopia Director or such Scopia Representative) to disclose any Confidential Information, Scopia, the Scopia Director and the Scopia Representatives, as applicable, will as promptly as practicable notify (except where such notice would be legally prohibited) the Company of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7(e) and, Scopia, the Scopia Director and the Scopia Representatives (as the case may be) will provide such cooperation as the Company shall reasonably request at the Company’s sole cost and expense. If, in the absence of a protective order or the receipt of a waiver hereunder, Scopia, the Scopia Director or such Scopia Representative is nonetheless, based on the advice of Scopia’s, the Scopia Director’s or Scopia’s Representatives’ legal counsel, required to disclose any such information, Scopia, such Scopia Director or such Scopia Representative, as the case may be, (i) may disclose, without liability hereunder, only that portion of the Confidential Information that Scopia, such Scopia Director or such Scopia Representative is legally required to disclose and (ii) shall, unless otherwise required by law or regulation, exercise its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information to be disclosed. In no event will Scopia, the Scopia Director or any Scopia Representative oppose action by the Company to obtain a protective order or other remedy to prevent the disclosure of Confidential Information or to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring Scopia, the Scopia Director or any Scopia Representative to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, any of them or any of their respective Affiliates would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the Securities of the Company or the securities of any other company or otherwise proposing or making an offer to do any of the foregoing, or any of them would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules and regulations promulgated thereunder.
(iii)    Scopia acknowledges that (i) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information and (ii) none of the Company or any of its representatives shall have any liability to Scopia, the Scopia Director, any Scopia client, any Scopia Representative or any of their respective Affiliates relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom; provided, however, that the foregoing will not limit the Company’s liability to the extent such information was disclosed publicly by the Company.
(iv)    All Confidential Information shall remain the property of the Company. No other person shall by virtue of any disclosure of and/or use of any Confidential Information acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company. At any time after the expiration or termination of the Standstill Period (or, if earlier, after the Scopia Director is no longer serving on the Board), Scopia shall, and shall cause the Scopia Director to, promptly, upon written request by the Company, return to the Company or destroy all hard copies of the Confidential Information and use commercially reasonable efforts to erase or delete (to the extent practicable) all electronic copies of the Confidential Information in their or any of the Scopia Representatives’ possession or control (and, upon the request of the Company, shall confirm to the Company in writing (email being sufficient) that such Confidential Information has been erased or deleted, as the case may be); provided, however, that Scopia and the Scopia Representatives shall be entitled to retain copies of the Confidential Information to the extent required by applicable law or regulation or by its bona fide internal compliance policies; provided, further, that such Confidential Information is not accessible in the ordinary course of business and is not accessed except as required for ordinary course back-up purposes (it being understood that the confidentiality and use provisions of this agreement shall survive for a period of two years following the expiration or termination of the Standstill Period).

8.    Miscellaneous. The Parties agree that irreparable damage may occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware, in addition to any other remedies at law or in equity, and each Party agrees it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity. Each of the Parties agrees to waive any bonding requirement under any applicable law if the other Party seeks to enforce the terms hereof by way of equitable relief. Furthermore, each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and the federal and other state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such federal or state courts of the State of Delaware, and each of the Parties irrevocably waives the right to trial by jury, and (d) each of the Parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 11 or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PRINCIPLES THAT MAY RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
9.    Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related hereto (including in respect of the nomination and/or appointment of Company directors and/or the 2021 Annual Meeting) will be paid by the party incurring such fees, costs or expenses; provided that the Company will reimburse Scopia for its reasonable, documented out-of-pocket fees, costs and expenses incurred in connection with this Agreement and/or the 2021 Annual Meeting, including in connection with the nomination and appointment of the New Directors, up to a maximum aggregate amount of $100,000.
10.    Entire Agreement; Amendment. This Agreement and all exhibits attached hereto contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
11.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served (a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 11 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 11 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this Section 11, provide updated information for notices pursuant to this Agreement.

if to the Company:	Harmonic Inc.
4300 North First Street
San Jose, CA 95134
Attention: Tim Chu, General Counsel
Email: tim.chu@harmonicinc.com
With a copy (which shall not constitute notice) to:

if to the Company:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Robert G. Day and Douglas K. Schnell
Email: rday@wsgr.com and dschnell@wsgr.com

if to Scopia:	Scopia Capital Management LP
152 West 57th St., 33rd Floor
New York, NY 10019
Attention: Jerome Lande
Email: jlande@scopiacapital.com
With a copy (which shall not constitute notice) to:

if to the Company:	Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Douglas Rappaport
E-mail: drappaport@akingump.com
12.    Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
13.    Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by email transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.
14.    No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the Parties and is not binding upon (other than successors to the Parties) or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.

15.    Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel. Each Party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

HARMONIC INC.
/s/ Patrick J. Harshman
Patrick J. Harshman
President and Chief Executive Officer

SCOPIA CAPITAL MANAGEMENT LP
/s/ Jerome Lande
Name: Jerome Lande
Title: Partner

EXHIBIT A
PRESS RELEASE
Harmonic Enters into Cooperation Agreement with Scopia
SAN JOSE, Calif., April 12, 2021 /PRNewswire/ -- Harmonic (NASDAQ: HLIT) today announced that it has entered into a cooperation agreement with Scopia Capital Management LP (“Scopia”).
“We appreciate the constructive dialogue that we have had with Scopia, and we are pleased to have reached this agreement,” said Patrick Harshman, CEO and president, Harmonic. “We are continuing to build on the momentum in our Cable Access and Video segments. We remain very excited about our future opportunities.”
Jerome Lande, Partner and Head of Special Situations for Scopia, added, “We are great admirers of the innovative solutions that Harmonic is bringing to market and look forward to collaborating with management and the board on realizing Harmonic’s full potential.”
Under the terms and subject to the conditions of the agreement, Scopia has the right to appoint two directors to Harmonic’s board of directors during the next year. In addition, Scopia will support Harmonic’s slate of nominees at the upcoming 2021 annual meeting and abide by customary standstill and other provisions.
The complete agreement will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.
About Harmonic
Harmonic (NASDAQ: HLIT), the worldwide leader in virtualized cable access and video delivery solutions, enables media companies and service providers to deliver ultra-high-quality video streaming and broadcast services to consumers globally. The company revolutionized cable access networking via the industry’s first virtualized cable access solution, enabling cable operators to more flexibly deploy gigabit internet service to consumers' homes and mobile devices. Whether simplifying OTT video delivery via innovative cloud and software platforms, or powering the delivery of gigabit internet cable services, Harmonic is changing the way media companies and service providers monetize live and on-demand content on every screen. More information is available at www.harmonicinc.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements concerning Harmonic’s business and the anticipated capabilities, advantages, reliability, efficiency, market acceptance, market growth, specifications and benefits of Harmonic products, services and technology are forward-looking statements. These statements are based on our current expectations and beliefs and are subject to risks and uncertainties, including the risks and uncertainties more fully described in Harmonic's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The forward-looking statements in this press release are based on information available to Harmonic as of the date hereof, and Harmonic disclaims any obligation to update any forward-looking statements.
Harmonic, the Harmonic logo and other Harmonic marks are owned by Harmonic Inc. or its affiliates. All other trademarks referenced herein are the property of their respective owners.
SOURCE Harmonic Inc.
Harmonic Contact:
Sarah Kavanagh, Public Relations, +1 408.490.6607, sarah.kavanagh@harmonicinc.com
David Hanover, KCSA Strategic Communications, Investor Relations, +1 212.896.1220, investor@harmonicinc.com
Scopia Contact:
Dan Gagnier
Gagnier Communications
+1 646.569.5897
scopia@gagnierfc.com

SCHEDULE 1
NOMINATING POLICIES AND GUIDELINES
•Satisfactory completion of customary background check
•The highest personal and professional ethics
•Integrity
•Proven achievement and competence in the individual’s field and the ability to exercise sound business judgment, as well as skills that are complementary to those of the existing Board
•The ability to assist and support management and make significant contributions to the Company’s success
•An understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities